CAPITOL SERIES TRUST

Amendment No. 2 to By-Laws

The undersigned, being the President and Chief Executive Officer of Capitol Series Trust (the “Trust”), hereby certifies that the following resolutions were adopted by the Board of Trustees (the “Board”) of the Trust, including those Trustees voting independently, at a meeting of the Board held on June 15 and 16, 2016:

RESOLVED, that pursuant to Section 13.1 of the Trust’s By-Laws, Section 1.2 of the By-Laws is amended in its entirety to read as follows:

1.2 Offices. The Trust may maintain one or more other offices, including its principal office, in or outside of Ohio, in such cities as the Trustees may determine from time to time. Unless the Trustees otherwise determine, the principal office of the Trust shall be located in Cincinnati, Ohio.

FURTHER RESOLVED, that the above paragraph shall supersede and take the place of the existing Section 1.2 of the By-Laws.

This document shall have the status of an amendment to said By-Laws.

Date: June 16, 2016	/s/ Matthew J. Miller
Matthew J. Miller, President and Chief Executive Officer